                                                           Exhibit 99.22.(d)(ix)

                    Addendum to Management Agreement between
                          Lord Abbett Series Fund, Inc.
                                       and
                             Lord, Abbett & Co. LLC
                    DATED: JANUARY 1, 2006 (THE "AGREEMENT")

     Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Series Fund, Inc., on behalf of its Growth and Income Portfolio (the "Fund"), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.50 of 1% of the first $1 billion of the Fund's average daily net assets; and 0.45 of 1% of such assets in excess of $1 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                                      LORD, ABBETT & CO. LLC


                                      BY:    /s/ Lawrence H. Kaplan
                                            -----------------------------
                                            Lawrence H. Kaplan
                                            Member and General Counsel


                                      LORD ABBETT SERIES FUND, INC.


                                      BY:    /s/Christina T. Simmons
                                            --------------------------------
                                            Christina T. Simmons
                                            Vice President & Assistant Secretary